AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 24, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Live Nation Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-3247759
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9348 Civic Center Drive

Beverly Hills, California 90210

(310) 867-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Live Nation Entertainment, Inc. 2005 Stock Incentive Plan, as amended and restated as of April 15, 2011

(Full title of the plan)

Michael G. Rowles

General Counsel

Live Nation Entertainment, Inc.

9348 Civic Center Drive

Beverly Hills, California 90210

(310) 867-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.01 par value per share (“common stock”)(2)	10,000,000	$10.64(3)	$106,400,000(3)	$12,353.04

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (this “Registration Statement”) also covers an indeterminate number of additional shares that may be necessary to adjust the number of shares being issued pursuant to the plan as a result of stock splits, stock dividends or similar transactions.

(2)	Each share of common stock includes one Series A Junior Participating Preferred Stock Purchase Right (the “Rights”), which initially attach to and trade with the shares of common stock being registered hereby. The terms of the Rights are described in the Rights Agreement filed as Exhibit 4.1 to the registrant’s Current Report on Form 8-K with the Securities and Exchange Commission (the “SEC” or “Commission”) on December 23, 2005, as amended by the First Amendment to Rights Agreement filed as Exhibit 4.1 to the registrant’s Current Report on Form 8-K with the SEC on March 3, 2009.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low price of the registrant’s common stock on June 17, 2011, as reported on the New York Stock Exchange.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Live Nation Entertainment, Inc. (the “registrant”) relating to 10,000,000 additional shares of the registrant’s common stock, par value $.01 per share (the “Common Stock”), issuable to the registrant’s eligible directors, officers, employees, consultants and advisers under the Live Nation Entertainment, Inc. 2005 Stock Incentive Plan, as amended and restated as of April 15, 2011 (the “Plan”). The registrant previously registered shares of Common Stock issuable under the Plan by Registration Statement No. 333-132949 on Form S-8 filed with the Commission on April 3, 2006 and by Registration Statement No. 333-164302 on Form S-8 filed with the Commission on January 12, 2010. In accordance with General Instruction E to Form S-8, the contents of these previously filed Registration Statements are incorporated by reference herein to the extent not modified or superseded hereby or thereby or by a subsequently filed document that is incorporated by reference herein or therein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by us with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference in this Registration Statement:

(i)	The registrant’s annual report on Form 10-K for the year ended December 31, 2010;

(ii)	The registrant’s quarterly report on Form 10-Q for the quarter ended March 31, 2011;

(iii)	The registrant’s current reports on Form 8-K, filed with the Commission on April 15, 2011 and June 20, 2011 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act); and

(iv)	A description of the registrant’s common stock and preferred share purchase rights included under the caption “Description of Our Capital Stock” in the Information Statement filed as Exhibit 99.1 to the registrant’s Registration Statement on Form 10, as amended (File No. 001-32601), as filed with the Commission on December 8, 2005, including any amendment or report filed for the purpose of updating such description.

In addition to the foregoing, all documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered under this Registration Statement have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents. Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

The opinion of counsel regarding the validity of the securities that may be issued under the Plan is provided by Eric Lassen, Deputy General Counsel of the registrant. Mr. Lassen is regularly employed by Live Nation Entertainment, Inc., participates in various Live Nation Entertainment, Inc. employee benefit plans under which he may receive shares of common stock and currently beneficially owns less than 1 percent of the outstanding shares of common stock of Live Nation Entertainment, Inc.

Item 8. Exhibits.

See the attached Exhibit Index, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Beverly Hills, California, on this 24th day of June, 2011.

LIVE NATION ENTERTAINMENT, INC.

By:	/s/ Michael Rapino
Michael Rapino President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned officers and directors of the registrant hereby constitutes and appoints Michael Rapino and Kathy Willard, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Michael Rapino Michael Rapino	President, Chief Executive Officer and Director	June 24, 2011

/s/ Irving L. Azoff Irving L. Azoff	Executive Chairman and Chairman of the Board	June 24, 2011

/s/ Kathy Willard Kathy Willard	Chief Financial Officer	June 24, 2011

/s/ Brian Capo Brian Capo	Chief Accounting Officer	June 24, 2011

/s/ Mark Carleton Mark Carleton	Director	June 24, 2011

/s/ Jonathan L. Dolgen Jonathan L. Dolgen	Director	June 24, 2011

/s/ Ariel Emanuel Ariel Emanuel	Director	June 24, 2011

/s/ Robert Ted Enloe, III Robert Ted Enloe, III	Director	June 24, 2011

/s/ Jeffrey T. Hinson Jeffrey T. Hinson	Director	June 24, 2011

/s/ James S. Kahan James S. Kahan	Director	June 24, 2011

/s/ Randall T. Mays Randall T. Mays	Director	June 24, 2011

/s/ Mark S. Shapiro Mark S. Shapiro	Director	June 24, 2011

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1	Amended and Restated Certificate of Incorporation of Live Nation Entertainment, Inc., as amended (incorporated by reference to Exhibit 3.1 of the registrant’s Annual Report on Form 10-K filed February 25, 2010).

4.2	Third Amended and Restated Bylaws of Live Nation Entertainment, Inc. (incorporated by reference to Exhibit 3.1 of the registrant’s Current Report on Form 8-K filed June 20, 2011).

4.3	Rights Agreement, dated December 21, 2005, between CCE Spinco, Inc. and The Bank of New York, as rights agent (incorporated by reference to Exhibit 4.1 of the registrant’s Current Report on Form 8-K filed December 23, 2005).

4.4	Amendment to Rights Agreement, effective as of February 25, 2009, between Live Nation Entertainment, Inc. and The Bank of New York Mellon (incorporated by reference to Exhibit 4.1 of the registrant’s Current Report on Form 8-K filed March 3, 2009).

4.5	Form of Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 4.2 of the registrant’s Current Report on Form 8-K filed December 23, 2005).

4.6	Form of Right Certificate (incorporated by reference to Exhibit 4.3 of the registrant’s Current Report on Form 8-K filed December 23, 2005).

5.1	Opinion of Eric Lassen, Senior Vice President and Deputy General Counsel of the registrant.

10.1	Live Nation Entertainment, Inc. 2005 Stock Incentive Plan, as amended and restated as of April 15, 2011 (incorporated by reference to Exhibit 10.3 of the registrant’s Current Report on Form 8-K filed June 20, 2011).

10.2	Form of Stock Option Agreement under the CCE Spinco, Inc. 2005 Stock Incentive Plan (incorporated by reference to Exhibit 10.8 of the registrant’s Current Report on Form 8-K filed December 23, 2005).

10.3	Form of Restricted Stock Award Agreement under the CCE Spinco, Inc. 2005 Stock Incentive Plan (incorporated by reference to Exhibit 10.9 of the registrant’s Current Report on Form 8-K filed December 23, 2005).

23.1	Consent of Eric Lassen, Senior Vice President and Deputy General Counsel of the registrant (contained in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included in this Registration Statement under “Signatures”).